Exhibit 99.B(h)(6.1)

EXHIBIT H6.1

LETTER AGREEMENT

SSgA Core Edge Equity Fund

Administration Agreement

August 30, 2007

Russell Investment Management Company

909 A Street

Tacoma, WA  98402

Ladies and Gentlemen:

Pursuant to Paragraph 1 of the Administration Agreement between the SSgA Funds and Russell Investment Management Company, dated April 12, 1988, as amended, the SSgA Funds advise you that it is creating a new series to be named SSgA Core Edge Equity Fund (the “Fund”), and that the SSgA Funds desire Russell Investment Management Company to serve as Administrator with respect to the Fund pursuant to the terms and conditions of the Administration Agreement.  The Administrator to the Fund will charge a fee for its services to the Fund as determined by the currently effective Administration Agreement.

Notwithstanding anything to the contrary in Paragraph 11(b), the initial term of the Administration Agreement with respect to the Fund shall be until April 12, 2008.

Please acknowledge your acceptance of acting as Administrator to the Fund by executing this letter agreement in the space provided below and then returning it to Carla Anderson, Russell Investments—Legal Services, 909 A Street, Tacoma, WA 98402.

Sincerely,

SSgA FUNDS

By:
Mark E. Swanson
Treasurer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

Russell Investment Management Company

By:
Carla L. Anderson, Assistant Secretary